Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS

THIRD QUARTER RESULTS

CHICAGO, November 18 — Continental Materials Corporation (AMEX; CUO) today reported a third quarter net income of $350,000, 22 cents per diluted share, on sales of $41,454,000. In the prior year’s quarter, the company reported net income of $10,000, one cent per diluted share, on sales of $42,288,000.

Sales for the quarter decreased in the Concrete, Aggregates and Construction Supplies (CACS) and the Evaporative Cooling segments. The Heating and Cooling and the Door segments both reported increased sales. Fan coil volume accounted for the increase in the Heating and Cooling segment with sales rising nearly 38% from the prior year’s quarter. This increase was the result of the continuing beneficial effect of the restructured sales representative network which was completed in late 2005 and the introduction of configuration software which aids customers in the design and selection of fan coils. Door segment sales during a specific quarter can be heavily influenced by customer requests to either accelerate or delay shipments of jobs to better coincide with their own construction schedules. Sales are also influenced by the level of construction activity but the effect is generally slower to appear as the products supplied by this segment, when sold for new construction, are some of the last items installed on a project. The increase in sales during the third quarter of 2008, therefore, is more reflective of the timing of shipments as 2008 year-to-date sales are below the level achieved during the first nine months of 2007. In addition, bidding activity has slowed and the backlog has declined approximately 27% from the level at the end of the third quarter of 2007 as result of the decline in new construction over the past two years. The decline incurred by the CACS segment was due to the reduced construction activity along the Front Range in Colorado, especially housing construction. Unit sales in the Evaporative Cooling segment declined by approximately 3.9% compared to the 2007 quarter in what is usually a slow quarter.

Pre-tax results for the 2008 quarter were a profit of $478,000 compared to a loss of $379,000 for the 2007 quarter. Cost of sales as a percentage of sales decreased from 86.8% to 84.9% largely due to higher margins in the Heating and Cooling segment and the Evaporative Cooling segment although the margins of all of the segments improved. The improved margins were largely due to selling prices in the Heating and Cooling segment which began to catch up with the rise in commodity prices experienced over the course of the year. Reductions of some factory overhead costs, notably workers compensation claims were the primary reason the margins improved in the other segments. Selling and administrative costs decreased $209,000 while also declining as a percentage of sales from 10.4% to 10.1%. The decrease for the 2008 quarter as compared to the third quarter of 2007 was due to reductions made to incentive compensation accruals as year-to-date operating results deteriorated in conjunction with the slowing economy.

For the first nine months of 2008, the net loss was $1,048,000, 66 cents per diluted share. The company reported net income of $868,000, 54 cents per diluted share for the comparable period of 2007.

Consolidated sales during the first nine months of 2008 were $117,727,000 compared to $128,018,000 during the first nine months of 2007. The decline was largely due to the decrease in the CACS segment although the Door and Evaporative Cooling segments also experienced lower sales for reasons similar to those discussed for the quarter. The Heating and Cooling segment reported increased sales for the nine months ended September 27, 2008 compared to the nine months ended September 29, 2007. As with the quarter, increased fan coil sales were responsible for the higher sales. Cost of sales as a percentage of sales increased slightly from 84.2% for the first nine months of 2007 to 85.2% during the first nine months of 2008. The increased cost of sales ratio was largely due to lower volume in the CACS segment and the recovery of $725,000 during the second quarter of 2007 from our insurance carrier as settlement of flood claims that occurred during the third quarter of 2006. All expenses incurred to repair the damage and resume production had been recognized in cost of sales as incurred. No recovery was anticipated or recorded prior to receipt of the settlement during the second quarter of 2007. Selling and administrative costs decreased $476,000 during the nine months ended September 27, 2008 primarily related to reductions to compensation accruals at all segments. Other income for the first nine months of 2008 includes a pre-tax gain of $344,000 related to the sale of the assets of a small aggregate operation (Table Mountain), during the first quarter of 2008. Table Mountain did not provide aggregates to the Company’s ready-mix operations and management did not consider it to be a strategic part of its business. Other income during 2007 included $230,000 received from the June sale of stock received from the demutualization of an insurance company that provides life insurance benefits to our employees.

FORWARD-LOOKING STATEMENTS— Statements in this document that do not relate strictly to historical or current facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this press release, words such as “anticipates,” “believes,” “contemplates,” “estimates,” “expects,” “plans,” “projects,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of factors including, but not limited to, weather, interest rates, availability and cost of raw materials, national and local economic conditions and competitive forces. Changes in accounting pronouncements could also alter projected results.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Sales	$41,454,000	$42,288,000	$117,727,000	$128,018,000

Operating income (loss)	816,000	(65,000)	(536,000)	1,445,000

Interest expense, net	(353,000)	(341,000)	(971,000)	(922,000)

Other income	15,000	27,000	14	306,000

Income (loss) before income taxes	478,000	(379,000)	(1,493,000)	829,000

Provision (benefit) for income taxes	128,000	(389,000)	(445,000)	(39,000)

Net income (loss)	$350,000	$10	$(1,048,000)	$868,000

Basic and diluted earnings (loss) per share	$.22	$.01	$(.66)	$.54
Average shares outstanding	1,599,000	1,603,000	1,600,000	1,603,000